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FINAL TRANSCRIPT
SYMC — Symantec to Acquire Altiris
Event Date/Time: Jan. 29. 2007 / 8:00AM ET

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FINAL TRANSCRIPT
Jan. 29. 2007 / 8:00AM, SYMC — Symantec to Acquire Altiris
CORPORATE PARTICIPANTS
Helyn Corcos
Symantec — VP of IR
John Thompson
Symantec — Chairman & CEO
Greg Butterfield
Altiris — President & CEO
James Beer
Symantec — EVP & CFO
CONFERENCE CALL PARTICIPANTS
Todd Raker
Deutsche Bank — Analyst
Walter Pritchard
Cowen & Co. — Analyst
Adam Holt
JPMorgan — Analyst
Phil Winslow
Credit Suisse — Analyst
Katherine Egbert
Jefferies — Analyst
Sarah Friar
Goldman Sachs — Analyst
Scott Zeller
Needham — Analyst
Rob Owens
Pacific Crest — Analyst
John Walsh
Citigroup — Analyst
Robert Breza
RBC Capital Markets — Analyst
Tim Klasell
Thomas Weisel Partners — Analyst
Daniel Ives
Friedman Billings Ramsey — Analyst
Ed Maguire
Merrill Lynch — Analyst
Errol Rudman
Rudman Capital — Analyst
PRESENTATION
Operator

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FINAL TRANSCRIPT
Jan. 29. 2007 / 8:00AM, SYMC — Symantec to Acquire Altiris
Good day and welcome to Symantec’s conference call. Today’s conference is being recorded. At this time, I would like to turn the call over to Miss Helyn Corcos, Vice President of Investor Relations. Please go ahead.

Helyn Corcos — Symantec — VP of IR
Good morning and thank you for joining our call to discuss Symantec’s proposed acquisition of Altiris. With me today are John Thompson, Chairman of the Board and CEO of Symantec; Greg Butterfield, President and CEO of Altiris; James Beer, Executive Vice President and CFO of Symantec; and Steve Erickson, Vice President and CFO of Altiris.
In a moment, I will turn the call over to John, who will discuss the strategic rationale of the proposed acquisition and Symantec’s view of the endpoint opportunity. Then Greg will discuss the rationale of the acquisition from Altiris’ perspective. Greg will be followed by James, who will provide a summary of the transaction details, a description of how Altiris will be structured within Symantec, and our financial expectations. Steve will join us for the question-and-answer session.
Today’s call is being recorded and will be available for replay on Symantec’s and Altiris’ investor relations websites. In addition, a copy of today’s press release and a presentation outlining the strategic merits of the acquisition are currently available on each of our websites. We encourage you to review the presentation as we deliver our prepared remarks. A copy of today’s prepared comments will be available on the investor relations websites shortly after the call is completed.
Before we begin, I would like to remind everyone that the information discussed on this call contains forward-looking statements that involve risks and uncertainties, including expectations regarding the closing of the acquisition and the potential benefits of the combination of Symantec and Altiris. Such risk factors include, among others, satisfaction of closing conditions to the transaction; our ability to successfully integrate the merged businesses and technologies; and customer demand for the technologies and integrated product offerings.
These statements are based on current expectations, and actual results may differ materially from those set forth. Additional information concerning factors that may cause actual results to differ can be found in Symantec’s and Altiris’ respective filings with the U.S. Securities and Exchange Commission.
Lastly, the subject matter discussed on this conference call will be addressed in a proxy statement to be filed by Altiris with the SEC, which may be obtained without charge at the SEC’s website following the filing. We urge you to read it when it becomes available, because it will contain important information. It is now my pleasure to introduce Symantec’s CEO, John Thompson. Go ahead, John.

John Thompson — Symantec — Chairman & CEO
Thank you and good morning. Today we have announced Symantec has signed a definitive agreement to acquire Altiris. We are really excited about bringing these two companies together.
It has always been my view that the most secure endpoint is a well-managed endpoint. Symantec and Altiris share a common passion and a common vision for the endpoint computing environment, to protect and manage the tens of millions of connected desktops, laptops, mobile devices, and servers that create the fabric of today’s global IT infrastructure.
I believe this shared vision is evident in our respective product expertise, our highly synergistic distribution strategies, and our pursuit of common technologies that will shape endpoint security and the endpoint systems management market in the coming years.

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FINAL TRANSCRIPT
Jan. 29. 2007 / 8:00AM, SYMC — Symantec to Acquire Altiris
What I find most exciting about this transaction is that it immediately leverages our respective core strengths — Symantec’s extensive expertise in endpoint security, compliance, and backup and Altiris’ expertise in endpoint management and remediation. Combined, our solutions will create what we believe will be the most comprehensive endpoint suite available.
We will have the opportunity to provide customers with products and solutions from the moment a new machine or device is attached to a network until final migration and retirement, all while ensuring the security of the endpoint and maintaining information protection and integrity.
Now let me run you through a specific example of how we believe the technologies will interoperate. For today’s IT professionals, managing the dynamics of their endpoint infrastructure is a challenging task. Change comes in many forms — new endpoint devices, virtual systems, upgrades to operating systems, service-based delivery for applications, and a variety of emerging wireless protocols. In many of these cases, customers put Symantec’s DeepSight threat management system to work immediately, analyzing new vulnerabilities as they are discovered. Any exposed endpoint device could be quickly identified by the Altiris configuration management database to determine the extent of a vulnerability in an environment and possible corrective measures.
Symantec delivers updated threat signatures that protect against an immediate attack. In the case of an infected endpoint, Symantec’s security products repair the damage by disinfecting or quarantining the system. Furthermore, we will now be able to complete the remediation process using Altiris’ technologies to deploy the necessary patch.
Moreover, once the assets are repaired and protected, the Altiris configuration management database is updated, and compliance status is recalibrated using the Symantec compliance solutions. This creates a true closed-loop system for managing the endpoint environment.
The complementary fit between Symantec and Altiris doesn’t stop with our technology. We also share similar go-to-market models through our VAR, systems integrator, and OEM partners. We believe this combination will strengthen our position in the SME market. Our respective partnerships with Dell and HP, for example, are highly complementary.
In addition, both Symantec and Altiris are already working closely with Intel on its vPro initiatives to build the next generation of secure and manageable PCs. Now I would like to ask Greg to provide his perspective on this endpoint opportunity and how Altiris is positioned for the future.

Greg Butterfield — Altiris — President & CEO
Thank you, John, and good morning. This is an exciting day for everyone in Altiris. We are pleased to join a respected industry partner and look forward to building on our respective strengths to compete in the future.
As John mentioned, there are tremendous synergies between the capabilities of our product sets, between our customers and partners, and our relentless focus on the endpoint that will make us a strong entity in the long term. I would like to take a moment to talk about how we view the market opportunity and share our perspective on where the endpoint market is headed.
From our beginnings, Altiris saw a significant gap between legacy mainframe and client/server products developed for the datacenter, and tools available to manage highly-distributed endpoint environments. Today, Altiris helps more than 20,000 companies of all sizes manage desktops, laptops, servers, and handheld devices within their IT infrastructures using a unified management architecture.
Our modular integrated solutions help IT managers deploy, migrate, and restore software settings; identify, track, and analyze their hardware and software assets; and facilitate problem resolution while reducing the overall cost to secure and manage IT resources.

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FINAL TRANSCRIPT
Jan. 29. 2007 / 8:00AM, SYMC — Symantec to Acquire Altiris
Our client management suite has been highly successful in the marketplace, and we continue to innovate and anticipate market trends. For example, our Software Virtualization Solution, or SVS, is pioneering technology for desktop application management that virtualizes applications for easy deployment in streamlined operations; reduces support costs; and improves security. Separately, our architecture is able to manage the exploding number of virtual operating system environments in both the endpoint and in the data center.
Another key trend is the growth of mobile devices. Altiris’ client management suite supports today’s increasingly heterogeneous mobile workforce, including desktops, notebooks, thin clients, handhelds, industry standard servers, and heterogeneous software including Windows, Mac, Palm, RIM, Linux, UNIX.
Last, the growing acceptance of service-oriented architectures is changing how business uses and manages their endpoint, as well as enabling new delivery models for endpoint management control. With the success of our software developer platform, Altiris has gained significant recognition as an open standard based server-ready platform enabling customers to rapidly develop and integrate their unique solutions and/or their third-party applications with the Altiris architecture.
Driven by customer demand, the convergence of security and IT operations is a reality in today’s IT market. The combination of Altiris’ leadership and innovation in service-oriented management solutions and Symantec’s expertise in endpoint security, compliance, and backup positions us to offer total package suites that address this market trend. In the future, we believe the similar visions and philosophies that we share with Symantec will allow us to capitalize on these and other upcoming technology trends in the endpoint market.
Regarding our fourth-quarter results, as our press release stated this morning, we expect our fourth-quarter revenue and non-GAAP earnings per share results to be at the upper end of our previously-stated guidance. We were pleased with the progress we made in the fourth quarter of 2006, and we look forward to providing you with the details when we release earnings on February 5. With that, let me hand the call over to James.

James Beer — Symantec — EVP & CFO
Thank you, Greg. I will walk through a brief summary of the transactions details; a description of how Altiris will be structured within Symantec; and an update on the expected impact that this transaction will have on our financial results.
The acquisition will be an all-cash transaction paid from Symantec’s existing liquidity sources and will be accounted for under purchase accounting rules. The acquisition will be subject to regulatory as well as Altiris stockholder approvals. The transaction is expected to close as soon as practical, with the intent to close during the second calendar quarter of 2007.
Under the terms of the agreement, Altiris stockholders will receive $33 per share in cash, which represents an enterprise value of roughly $830 million, net of Altiris’ approximately $200 million cash balance.
From an operating perspective, once the acquisition is finalized, Altiris will operate as a new business unit within Symantec. Greg Butterfield will continue to lead the team, reporting directly to John Thompson. This will minimize any disruption to the market momentum Altiris has established.
We have identified back-office cost savings, such as public company expense and facilities consolidation opportunities, which will generate cost savings for the combined entity that will allow this transaction to be accretive to our FY ’08 operating plan. We note that Altiris’ research and development organization and sales and marketing teams will remain largely intact. We expect little disruption to Symantec’s channel and direct sales organization.
Now, I would like to hand the call back to Helyn to open the call for Q&A.

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FINAL TRANSCRIPT
Jan. 29. 2007 / 8:00AM, SYMC — Symantec to Acquire Altiris
Helyn Corcos — Symantec — VP of IR
Thank you, James. Laura, will you please begin polling for questions?

QUESTIONS AND ANSWERS
Operator
(OPERATOR INSTRUCTIONS)

Helyn Corcos — Symantec — VP of IR
While the operator is polling for questions, I would like to remind everyone that today’s press release and a copy of the supplemental presentation are available on each of our investor relations websites. In addition, a copy of our prepared remarks will be available shortly after the call is completed. Operator, we are ready for our first question.

Operator
Todd Raker with Deutsche Bank.

Todd Raker — Deutsche Bank — Analyst
Congrats, Greg and Steve. Two questions for you guys. First, James, I was wondering if you could just address the issue of any breakup fees or the likelihood of another bidder emerging here.

James Beer — Symantec — EVP & CFO
Well, we have a breakup fee. It is in the customary range for this type of clause. So we feel good that we have appropriate but fair protections in place for the transaction.

Todd Raker — Deutsche Bank — Analyst
Okay. John, could you talk about the OEM partnerships here? What are the implications for your consumer security business, especially your HP relationship given Novadyne’s competitive positioning versus Altiris?

John Thompson — Symantec — Chairman & CEO
Well, right now, we don’t see it as an exposure at all. As a matter of fact, late Friday evening I spoke with Mark Hurd to give him a sense of this and its announcement possibilities. HP is a very large company, where its PC division views what they do with us on the consumer side — and, quite frankly, what they do with Altiris in the SME market — as very complementary. So while HP does have competing technologies, ultimately the product division and customers will make the choice on what they select.

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FINAL TRANSCRIPT
Jan. 29. 2007 / 8:00AM, SYMC — Symantec to Acquire Altiris
Todd Raker — Deutsche Bank — Analyst
Okay. One question for Greg. Could you just talk about what this does to your SDK to your toolkit strategy? Do you still think you’re going to be able to pursue that?

Greg Butterfield — Altiris — President & CEO
Yes, I would say that it actually enhances our ability to go out and attract other partners and developers who are interested in building on a much larger platform. So our strategy is consistent with what we have done in the past; and that is, we have a unified management architecture.
A couple weeks back we announced a strategic partnership where Dell has selected that architecture as their security and infrastructure platform. So now being part of Symantec, we view this as just providing more scale and opportunity to attract more end-user customers as well as developers who will want to develop to a much broader platform and customer base.

Todd Raker — Deutsche Bank — Analyst
Okay; thanks, guys.

Operator
Walter Pritchard with Cowen.

Walter Pritchard — Cowen & Co. — Analyst
If you could maybe just address in terms of execution, you have done a couple pretty major deals, especially one over the last couple years; and it seems like it has distracted you guys a little bit. I note you are structuring this as a separate business unit. But how do you ensure that you don’t get distracted and sort of reset the clock, so to speak, on the work that you have done so far?

John Thompson — Symantec — Chairman & CEO
I assume you’re referring to the Veritas transaction, Walter. Clearly, it was a very, very game-changing transaction for our Company, where it touched and affected every part of Symantec. We reorganized to integrate every component functionally within the Company.
We’re choosing to approach this one very differently, where we will manage Altiris — or specifically Greg and his team — as a separate operating unit. The expectation is that it would minimize any market disruptions that might occur to the Altiris business and allow us to continue to look for opportunities or synergies on both the product integration and product distribution side, without major restructuring work. We believe that will help minimize disruption. Time will tell.

Walter Pritchard — Cowen & Co. — Analyst
Then could you just address in terms of Microsoft and Vista? I mean, I guess with Altiris’ business, they’re fairly focused on manageability; you’re focused on security. If you look at where Microsoft is really trying to take the Windows platform it is really around improving it in those two areas.

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FINAL TRANSCRIPT
Jan. 29. 2007 / 8:00AM, SYMC — Symantec to Acquire Altiris
(technical difficulty) on that, right in front of Microsoft shipping Vista, how do you game out the scenario of whether or not there is as big of a business in two years managing the security and manageability of Windows, versus where you’re at today?

John Thompson — Symantec — Chairman & CEO
Well, what customers have always wanted is choice. What the combination of Symantec and Altiris do is provide customers an alternative to managing their heterogeneous infrastructure. While we certainly have strong technologies in the Windows platform, one of the wonderful complementary capabilities that comes with the Altiris portfolio is coverage of other platforms that large enterprises will want to deploy or currently do deploy.
So we think we offer competitive, if not best in class, capability on Windows and something that clearly Microsoft does not offer, which is coverage of other platforms that are so critical to large, medium, and small companies around the world.

Walter Pritchard — Cowen & Co. — Analyst
Great, thanks very much.

Operator
Adam Holt with JPMorgan.

Adam Holt — JPMorgan — Analyst
My first question is with respect to the synergies. Could you talk a little bit about the magnitude of the facilities and the cost reduction that you expect to get?

James Beer — Symantec — EVP & CFO
Adam, I won’t throw out specific figures. But we are very pleased that we have had the appropriate opportunity to go through this matter in great detail. We feel very comfortable that we will be able to drive the sorts of volumes synergies, as I mentioned in my remarks, that will allow us to have this be accretive to our FY ‘08 plan. That was quite important for us as we thought through the transaction.
So we have specific areas within the G&A part of Altiris quantified. Similarly, on the facilities side, there are some royalty opportunities available to us that are material. So we are very comfortable with this aspect of the transaction.

Adam Holt — JPMorgan — Analyst
Just to clarify, though, the accretion targets are primarily based on cost synergies? Or are you expecting also to see an acceleration of the revenue trajectory at Altiris?

James Beer — Symantec — EVP & CFO
They are very much based on cost.

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FINAL TRANSCRIPT
Jan. 29. 2007 / 8:00AM, SYMC — Symantec to Acquire Altiris
Adam Holt — JPMorgan — Analyst
Okay. Then just lastly on the product side, there is a little bit of direct product overlap. I was hoping maybe you could talk about how you see an integrated product strategy going forward. In other words, at what point would you expect to be able to deliver sort of that end-to-end closed-loop system that you described?

John Thompson — Symantec — Chairman & CEO
Well, today there is overlap primarily around our imaging technologies and our compliance technologies. If you were to look at Symantec’s current imaging technology portfolio, we offer customers two choices based upon the capabilities that we have had to date. This becomes a natural third complement.
Now obviously, there is some overlap that we will have to rationalize. I would expect Greg and the team in the security and data management group to work through that as we go through the integration process.
On the compliance side, as you well know, we acquired BindView about a year or so ago. It is doing quite well. Altiris purchased a company called Pedestal that had similar technologies; and therefore we will have to rationalize that as well.
But I think the pragmatics are that each of these solutions has found a place in the marketplace where they are relevant. The question for us now is to converge or merge them in a way that does not disrupt or disfranchise any investment that our customers made.
Adam, I want to go back to your question on revenue synergies. I think there clearly could be opportunities for that if you were to look, certainly, outside the U.S. marketplace. If you look at Altiris’ coverage of Asia-Pacific, or quite frankly their penetration in Europe, it is not as strong as it is for Symantec. While we did not factor revenue synergies into our financial analysis, we do believe there are opportunities for revenue lift, given the broader foot print of sales and distribution capabilities we have compared to Altiris.

Adam Holt — JPMorgan — Analyst
Terrific. Thank you.

Operator
Phil Winslow with Credit Suisse.

Phil Winslow — Credit Suisse — Analyst
John, wondering if you could just touch on the product portfolio again. Obviously, you just mentioned BindView; but even sort of rolling the clock back, when you’re thinking about OnTechnologies, and then sort of Veritas with Jareeva. How do you foresee all these product lines playing together? Are you essentially just going to start trying to migrate some of those, call it, legacy OnTechnologies or Jareeva users over to an Altiris platform?

John Thompson — Symantec — Chairman & CEO
Well, in the case of OnTechnologies, when we acquired On, we were quite excited about the technology; and then we realized that it was not as mature, quite frankly, as we thought. We have certainly done well in some very large enterprise markets. But where Altiris has really, really thrived has been in the SME, if you will, segment of the marketplace.

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FINAL TRANSCRIPT
Jan. 29. 2007 / 8:00AM, SYMC — Symantec to Acquire Altiris
If you look at the portfolio from Veritas, specifically around Jareeva and some of those technologies, it tends to be very, very high-end, large enterprise customers. So while the technologies have similar functionality, the buyers historically between the companies had been very different.
The question becomes — can you have a common technology that scales all buyers’ scalability and performance requirements? That may be ideal, but it may not be practical. So I think what our teams have to do is look to make sure that the technology serves the specific needs of the buyers’ segment, not whether or not we have a common imaging or a common configuration management tool. That is less important than its efficacy or performance in a large enterprise or SME environment.

Phil Winslow — Credit Suisse — Analyst
Great; thanks, guys.

Operator
Katherine Egbert with Jefferies.

Katherine Egbert — Jefferies — Analyst
A couple questions. Can you talk about whether this was a competitive situation?

John Thompson — Symantec — Chairman & CEO
Well, I don’t know of a single transaction that ever occurs in the technology field that is not competitive, particularly when you have a public company involved and a fiduciary responsibility for them to get the best price for the company. That is all I am going to say about it.

Katherine Egbert — Jefferies — Analyst
Okay, thanks. Then, I am wondering if the recent restructuring announced by Symantec anticipated this transaction, the $200 million in cost-cutting.

John Thompson — Symantec — Chairman & CEO
No, it did not. That set of actions were very much based upon our realization of what our revenue prospects were, and things that we could do immediately to improve what I call the bottom half of our P&L. We take cost out, which should drive better earnings. We do a $1 billion share repurchase, should reduce share count and therefore give us better EPS leverage.
This transaction helps the top half of the P&L. It gives us better revenue growth because this, as a business, at roughly $230 million or so, is growing at 2 to 3 times the rate of Symantec’s core business. We think the combination of these things make wonderful sense for what we’re trying to do as a Company.

Katherine Egbert — Jefferies — Analyst
Okay, good. Then last one. Altiris used perpetual licenses. I am wondering if you have any plans to migrate those over to more subscription model, like you have done with Veritas.

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FINAL TRANSCRIPT
Jan. 29. 2007 / 8:00AM, SYMC — Symantec to Acquire Altiris
John Thompson — Symantec — Chairman & CEO
Well, at this point in time, we don’t. However, we will have to look at where we have customer overlap and make a determination as to whether or not the licensing models in overlapping customer environments should be migrated to something that is common. But at this point in time we have not made any assumptions about changing the licensing model for Altiris.

Katherine Egbert — Jefferies — Analyst
Okay, thanks. Congratulations, John.

Operator
(OPERATOR INSTRUCTIONS) Sarah Friar with Goldman Sachs.

Sarah Friar — Goldman Sachs — Analyst
Firstly, a question for you, Greg, on the technology side. How do you guys think about the Vista upgrade in terms of creating opportunity for your migration technologies on the desktop?

Greg Butterfield — Altiris — President & CEO
We view Vista as a huge catalyst for management in general. Before people do a Windows migration, they need to do an assessment on what the total cost is. As you know, Altiris clearly is a leader with regards to migration technology. Roughly 50% of all XP migrations on the commercial transactions that took place last time were done by Altiris. So we view this as a good opportunity going forward.
We would anticipate similar adoption rates with what we saw with XP. Probably starting first with the consumer markets and, as people use the technology at home, they then bring it to the office. So we would anticipate revenues coming in the second half of 2007 with the bigger percent of traction and drag coming in the 2008 time frame.

Sarah Friar — Goldman Sachs — Analyst
Aside from Novadyne, who else do you tend to see competitively on the enterprise side?

Greg Butterfield — Altiris — President & CEO
Depending upon the customer and depending upon the problem that is trying to be solved, we run into different competitors. As we indicated in our previous comments, the thing that makes Altiris unique is the fact that the breadth and depth provided by the company, and then the fact that we have a modular design, giving us the ability to extend and enhance and add value.
We clearly have gone after the endpoint, where the incumbents that have provided systems management in the past — the CA, Tivoli, and HP OpenView — are focused on the data center, focused on UNIX platforms. So we feel we’re better positioned than anyone else to address this market.
That is what we’re extremely excited about the opportunity of becoming part of Symantec and converging the security, the [back-end] recovery compliant with our core competencies, the ability to remediate, manage and do the change config to solve problems once identified.

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FINAL TRANSCRIPT
Jan. 29. 2007 / 8:00AM, SYMC — Symantec to Acquire Altiris
Sarah Friar — Goldman Sachs — Analyst
Got it, okay. Then John, just a quick one for you. Given that on the Veritas integration, I think from what we saw this quarter the issue was how long you waited, in a way, to bring the sales forces together. Now you’re starting a new acquisition where your game plan is again kind of stay in your lane.
What is the learning? Why kind of repeat that same strategy? How do we make sure that it doesn’t end up with some of the mis-execution we have seen before?

John Thompson — Symantec — Chairman & CEO
Well, I think what is different here is that in the case of Veritas, it was very much a high-end, large enterprise focused team. By contrast, the preponderance of the revenues for Altiris are derived from the midmarket and through its relationships with OEM partners. Those OEM partners are very, very critical to the ongoing success of the Altiris transaction.
So we think the notion of keeping them separate for a period of time is in fact the right model to get started with. But admittedly, if we were to look up six months to a year from now, it might be different. But the notion is, let’s make sure we don’t disrupt momentum, given the unique buyer segments that this company serves versus what we were doing in the Symantec-Veritas transaction.

Sarah Friar — Goldman Sachs — Analyst
Okay, fair enough. Thanks a lot.

Operator
Scott Zeller with Needham.

Scott Zeller — Needham — Analyst
Yes, thanks. This may have been covered earlier, I apologize. But I wondered if there is anything outstanding with the change in control agreements with either Dell or HP as it relates to Altiris.

Greg Butterfield — Altiris — President & CEO
No, not with regards to this transaction.

Scott Zeller — Needham — Analyst
Okay, thank you.

Operator
Rob Owens with Pacific Crest.

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FINAL TRANSCRIPT
Jan. 29. 2007 / 8:00AM, SYMC — Symantec to Acquire Altiris
Rob Owens — Pacific Crest — Analyst
Could you talk a little bit about your product integration plans? Specifically, will the remediation capability from Altiris be included in the 11.0 release of Symantec Enterprise?

John Thompson — Symantec — Chairman & CEO
Rob, you are at a level of detail that we have not reached at this point. We clearly see opportunities around our management-related technologies, specifically some of the things that came with the On or PowerQuest transactions that we did a few years ago.
Furthermore, we think the other points of integration are around the compliance technologies that we have, where clearly Altiris had moved to acquire capability through Pedestal to integrate that into their suite. So we think rationalizing those things first is the most important set of steps.
As we deliver Hamlet and you look at some of the functionalities associated with Hamlet, there is a very, very clear opportunity for integration. But we want to get Hamlet out the door first, as opposed to having them spend any time thinking about integration with Altiris.

Rob Owens — Pacific Crest — Analyst
Okay, so this won’t impact the timing of Hamlet?

John Thompson — Symantec — Chairman & CEO
Not at all.

Rob Owens — Pacific Crest — Analyst
Thank you.

Operator
John Walsh with Citigroup.

John Walsh — Citigroup — Analyst
Greg, could you talk about the growth rates that you would expect, maybe over the next 12 to 24 months, from your product set?

Greg Butterfield — Altiris — President & CEO
We have not provided any guidance. Once again we will have an earnings call on February 5 where we will report our performance for Q4 2006, and we’re determining right now what level of guidance will be provided. But we have not provided guidance at this time.

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FINAL TRANSCRIPT
Jan. 29. 2007 / 8:00AM, SYMC — Symantec to Acquire Altiris
We might provide more information February 5. But given the speed at which this transaction will occur, we more than likely will just roll up into Symantec, and we will let Mr. Beer determine what kind of guidance we are going to provide going forward.

John Walsh — Citigroup — Analyst
Okay. Then you talked about some overlap on the compliance side. Could you give us some sense of the percentage of revenue that it represented from Altiris?

Greg Butterfield — Altiris — President & CEO
Once again, the technology that we bought that provides this area of expertise is Pedestal. The way Altiris sells technology is we sell suites, so it’s very difficult to break out revenue by individual products. So in this specific area, we do not anticipate a lot of overlap.
As John has indicated, what we will do in the next few months is look for opportunities to gain efficiencies. We will make sure that we take customers’ needs in consideration and provide a better migration path to a greater technology, in the event that we determine that a technology is going to be [rev] locked or discontinued.

John Walsh — Citigroup — Analyst
Okay, just one final one. Could you just give us a sense of the timing of when the two companies started to come together, and how the transaction unfolded?

John Thompson — Symantec — Chairman & CEO
I think this started to occur shortly after Altiris’ announcement with Dell. We have had Altiris on our M&A roadmap for quite some time. Post their transaction with Dell, we saw an immediate synergies, quite frankly, not just from a distribution point of view but from a product portfolio perspective.
It was our view that given the unique nature of this property, it was important for us to move fast. Because we did not want to end up in a situation where over time we were slow and this became a bidding war with other companies in the industry. So it has all happened pretty quick, over the course of the last I would say 60 days or less.

John Walsh — Citigroup — Analyst
Great, thank you.

Operator
Robert Breza with RBC Capital Markets.

Robert Breza — RBC Capital Markets — Analyst
John, can you talk a little bit about your M&A strategy going forward? Specifically, why now for Altiris? You talked a little bit about the Dell relationship on the last question. But where are you going with your M&A strategy?

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FINAL TRANSCRIPT
Jan. 29. 2007 / 8:00AM, SYMC — Symantec to Acquire Altiris
Then could you also touch on the competition as you see it now going forward? Clearly you’re distancing yourself from security players per se. How do you view the competitive landscape?

John Thompson — Symantec — Chairman & CEO
From a competitive perspective, it has always been our point of view, certainly mine, that the most secure endpoint is a well-managed endpoint. You cannot expect the device to be secure if you don’t have a sense of what software is running on it, what the configuration of the hardware is, and how you would therefore remediate that device based upon known or unknown exposures in the marketplace. So this component added to our portfolio makes us infinitely more competitive with the likes of a Microsoft or other companies who have a slightly similar but different approach to delivering this capability.
From my perspective, our Company needs to continue to focus on, from an M&A point of view, those things that are complementary to our current technology portfolio and give us a modest expansion in our addressable market as we move along. We are not looking to move off into things that don’t relate to the management of the IT infrastructure, be it a client or a server or the storage devices that are associated with that infrastructure.
We think what customers want is a more integrated technology portfolio from fewer vendors to deliver that set of capabilities to them. You should expect to see us continue to add capabilities in that way.
What is clearly important to us is companies of scale. Because given our size, buying a little piece of technology here or there is interesting, but it doesn’t always give us the top-line leverage that we might need. Hence, a company of Altiris’ size with its growth rate and growth profile is a natural complement to both our technology strategy and underpins our growth strategy as a Company.

Robert Breza — RBC Capital Markets — Analyst
Thank you.

Operator
Tim Klasell with Thomas Weisel Partners.

Tim Klasell — Thomas Weisel Partners — Analyst
First question is on channel overlap. Altiris depends a lot on resellers and so does Symantec. Have you guys sort of counted up what the overlap between the resellers are?

John Thompson — Symantec — Chairman & CEO
Clearly there is some overlap in the channel. But I think ultimately what happens from a reseller perspective is demand is generated by the companies for the products at the end-user level; and the reseller is often in a fulfillment mode, as opposed to a demand-generation mode. So our strategy will have to be to rationalize our demand-generation programs such that we minimize any confusion for our common resellers as to what product they should sell in what particular customer environment.

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FINAL TRANSCRIPT
Jan. 29. 2007 / 8:00AM, SYMC — Symantec to Acquire Altiris
Tim Klasell — Thomas Weisel Partners — Analyst
Okay, good. Then, John, you have laid out some fairly aggressive goals for Symantec by 2010. Does this transaction sort of slow down your inorganic — doing other acquisitions here in the near term? Or do you think you are still in the market?

John Thompson — Symantec — Chairman & CEO
Well, candidly, our first order of business right now is to get this one done. I’m not looking at anything else until we get this one done.

Tim Klasell — Thomas Weisel Partners — Analyst
Okay, very good. Thank you.

Operator
Daniel Ives with Friedman, Billings, Ramsey.

Daniel Ives — Friedman Billings Ramsey — Analyst
John, with what happened in the December quarter, you guys missed the results and (indiscernible) happened there, did that play into the fact that maybe not going through with this transaction? Could you just walk us through that logic? Maybe like the last 30 days? I understand it is a long-term acquisition. But just has that played into the account for looking at this? Thanks.

John Thompson — Symantec — Chairman & CEO
Well, clearly, when we realized that we were going to miss our December quarter results, it was a huge gut check for me, our senior team, as well as our Board. We spent an awful lot of time thinking through and talking through the timing of the transaction vis-a-vis where we were with our financial results.
But as you suggested, this is about the long term. This is not about the December quarter; or the March quarter for that matter. This is more about our view of what needs we can fulfill for customers from a technology and solution perspective. And Altiris is very, very complementary.
As I stated earlier, this company has been on our roadmap for quite some time. The notion that we would let a temporary — for lack of a better term — blip in our performance stop us and put us in a position where we might not be able to win the asset in some extended bidding war, or the prices may get extremely ludicrous, as we have seen in some other transactions. that just did not make sense to us. So we moved ahead because long-term, this is the right complementary technology and team for our Company.

James Beer — Symantec — EVP & CFO
I think it is fair to say that while we were obviously not pleased with our P&L results for the December quarter, our deferred revenue was strong and the cash flow we are looking to have very much in line with our expectations. I think that played into our thought process as well.

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FINAL TRANSCRIPT
Jan. 29. 2007 / 8:00AM, SYMC — Symantec to Acquire Altiris
Daniel Ives — Friedman Billings Ramsey — Analyst
Thanks, guys.

Operator
Ed Maguire with Merrill Lynch.

Ed Maguire — Merrill Lynch — Analyst
Yes, good morning. I was wondering if you could provide any color on expected write-down of deferred revenues or subscription revenues at least for the first couple of quarters?

James Beer — Symantec — EVP & CFO
Well, in the deck that we have made available to you, we note that Altiris had deferred revenues of $61 million. That is data through September 30. So yes, there will be that sort of a purchase accounting adjustment to take care of; in the grand scheme of things, relatively modest in this circumstance.

Ed Maguire — Merrill Lynch — Analyst
Okay, thank you.

Operator
John Stuart with UBS.

Unidentified Participant
Hi, this [Amhai] for actually John and Heather here. Just a quick question. John, are you guys done with the deals for the short term? I’m not sure if this has been addressed before.
Then secondly, does this impact your buyback ability?

John Thompson — Symantec — Chairman & CEO
It certainly does not affect our buyback program or the announced plan. If you will recall from our earnings announcement, we have $3 billion in cash on our balance sheet. We also have a $1 billion liquidity line that we can draw on. So we have more than enough resources to do both the $1 billion buyback and this transaction.

Unidentified Participant
How about more transactions?

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FINAL TRANSCRIPT
Jan. 29. 2007 / 8:00AM, SYMC — Symantec to Acquire Altiris
John Thompson — Symantec — Chairman & CEO
As I said earlier, first order of business is getting this done.

Unidentified Participant
Thank you.

Operator
Errol Rudman with Rudmon Capital.

Errol Rudman — Rudman Capital — Analyst
I wanted to understand more about the breakup fee. You said you wouldn’t disclose it. But do you have to disclose it in the proxy? If so, when will the proxy be filed?

James Beer — Symantec — EVP & CFO
That will be in the proxy, and that will be filed in a matter of some days here. It will be relatively short (multiple speakers) becoming available.

Errol Rudman — Rudman Capital — Analyst
Given that, would you consider disclosing it, so we have some idea of the implications of that financial move on our positions?

James Beer — Symantec — EVP & CFO
Well, I think I would just rather at this point state that we feel as though it is a fair and equitable percentage that will facilitate us being able to push forward with the integration and completion of this deal. I would just leave it at that.

Errol Rudman — Rudman Capital — Analyst
As the shareholder of Altiris, I just wanted to formally think the men who led the company. They made a series of very astute and very timely moves; and I appreciate being connected with them.

Greg Butterfield — Altiris — President & CEO
Thank you.

Operator
There are no other questions at this time. I will turn things back over to our presenters for any additional or closing comments.

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FINAL TRANSCRIPT
Jan. 29. 2007 / 8:00AM, SYMC — Symantec to Acquire Altiris
John Thompson — Symantec — Chairman & CEO
Thank you very much for joining us this morning. We are very, very pleased that Greg and his team will be joining us to create a new division in Symantec, a division that will help us fulfill our vision — our joint vision — of today’s IT computing environment, one where the most secure endpoint is a well-managed endpoint. That shared vision will drive our respective companies in the years to come. Thank you very much.

Operator
This does conclude today’s conference. Thank you for your participation. You may disconnect at this time.

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